Exhibit 10.10

February 19, 2008

Mr. David Blair

185 Balmoral Way

Colorado Springs, CO 80906

Subject: Offer of Employment (“Offer of Employment”)

Dear Dave:

I am pleased to offer you a position with Coskata, Inc., a Delaware corporation (“Coskata” or the “Company”), as Chief Financial Officer, beginning on April 21, 2008 (“Start Date”). This offer will expire if not accepted on or before April 18, 2008 at 5:00 p.m. CST (“Expiration Date”), although the Company may extend that Expiration Date at our discretion. The terms and conditions of our offer are as follows:

You shall be paid a base salary at the annual rate of $240,000 per annum.

In addition to your base salary, you shall be eligible to receive an annual performance bonus targeted at 25% of your salary, with an achievement range of 0 to 200% based on individual and company performance, and at the discretion of the Board of Directors (the “Board”). The bonus in 2008 will be prorated based on the start date. I am pleased to offer a signing bonus of $50,000 as long as you are able to start on April 21, 2008.

You shall be eligible to those benefits which are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans, paid vacation benefits and eligibility to participate in any 401(k) plan that the Company may establish. A summary of the benefit plan is included with this letter. Coskata will also support the move of household goods up to a cap of $25,000.

As an additional incentive to join the Company, you will be granted an unvested equity position of stock options (the “Stock Options”) equal to 330,000 shares of the outstanding common stock of the Company. You must be employed by the Company on a continuous basis through April 21, 2013 for this equity stake to vest completely. The vesting schedule for the Stock Options is as follows: 20% to vest 1 year after employee Start Date and 80.0% to vest in equal monthly installments over the following 4 years.

Notwithstanding any of the above, your employment with Coskata is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by the President, Chairman or Chief Executive Officer of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

If your employment with the Company terminates upon your death or disability or without cause, upon 30 days prior written notice by the Company, you will receive your base salary up through the date of expiration or termination plus an additional 2 months of base salary, and have rights to the options vested through the same period (date of expiration or termination plus an additional 2 months). If your employment with the Company terminates for just cause (“Just Cause”), as defined below, then you will receive your base salary up to the date of termination, and have rights to the options vested only through the date of your termination for Just Cause. As used in this Offer Letter, Just Cause means any of the following, as determined by the Board, in its reasonable judgment: (1) your failure or refusal to perform the duties and responsibilities as are requested by senior management of the Company or the Board; (2) your failure to observe all Company policies generally applicable to employees of the Company; (3) your negligence or willful misconduct in the performance of your duties; or (4) the commission by you of any act of fraud or embezzlement against the Company or the commission of any felony or act involving moral turpitude.

As an employee of the Company you will be expected to abide by company rules and regulations. As a condition of employment with the Company, you will be required to (i) acknowledge your receipt and understanding, and sign the Company’s Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of Coskata’s proprietary information; (ii) sign and return a satisfactory I-9 Immigration form or provide sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If this Offer of Employment is acceptable to you, please sign one copy of this letter and return it to me by April 18 at 5:00 p.m. CST (although again, we may extend the Expiration Date at our discretion).

Sincerely,

/s/ William J. Roe

William J. Roe

Coskata, Inc. President and Chief Executive Officer

Direct: 630-657-5800, est. 104

Fax: 630-657-5801

Cell: 630-437-1625

wroe@coskata.com

www.coskata.com

Acceptance of Offer of Employment

I accept your Offer of Employment dated February 19, 2008. I understand that my employment with Coskata, Inc., a Delaware corporation is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature: _/s/ David J. Blair

Printed Name: David J. Blair